Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Zerospo

We consent to the inclusion in Pre-Effective Amendment No. 3 to the Form F-1 Registration Statement of Zerospo (File No. 333-271531) our report dated April 28, 2023 (except for the effects on the financial statements of the restatement described in Note 14, as to which the date is June 13, 2023), relating to our audit of the consolidated balance sheets as of October 31, 2022 and 2021, and statements of operations and comprehensive income, shareholders’ equity and cash flows for the years ended October 31, 2022 and 2021.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BF Borgers CPA, PC
BF Borgers CPA, PC

Certified Public Accountants
Lakewood, Colorado
September 8, 2023